Exhibit 8

Principal subsidiaries

The principal subsidiaries of ING Groep N.V. and their statutory place of incorporation and primary country of operation are as follows:

Principal subsidiaries, investments in associates and joint ventures
			Proportion of ownership and interest held
			by the Group
			2018	2017
Subsidiary	Statutory place of Incorporation	Country of operation
ING Bank N.V.	Amsterdam	the Netherlands	100%	100%
Bank Mendes Gans N.V.	Amsterdam	the Netherlands	100%	100%
ING Belgium S.A./N.V.	Brussels	Belgium	100%	100%
Record Bank[1]	Brussels	Belgium	n.a.	100%
ING Luxembourg S.A.	Luxembourg City	Luxembourg	100%	100%
ING-DiBa AG	Frankfurt am Main	Germany	100%	100%
ING Bank Slaski S.A.[2]	Katowice	Poland	75%	75%
ING Financial Holdings Corporation	Delaware	United States of America	100%	100%
ING Bank A.S.	Istanbul	Turkey	100%	100%
ING Bank (Australia) Ltd	Sydney	Australia	100%	100%
ING Commercial Finance B.V.	Amsterdam	the Netherlands	100%	100%
ING Groenbank N.V.	Amsterdam	the Netherlands	100%	100%

1 During 2018, ING merged Record Bank into ING Belgium S.A./N.V.

2 The shares of the non-controlling interest stake of 25% are listed on the Warsaw Stock Exchange, for summarised financial information we refer to ‘Note 35 ‘Segments’.